As filed with the United States Securities and Exchange Commission on April 13, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Freeport-McMoRan Copper & Gold Inc.

(Exact name of registrant as specified in its charter)

Delaware

1000

74-2480931

(State or other

(Primary Standard Industrial Code Number)

(I.R.S. Employer

jurisdiction of incorporation

Identification Number)

or organization)

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kathleen L. Quirk

Senior Vice President, Chief Financial Officer

and Treasurer

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

                New Orleans, Louisiana 70112

(504) 582-4000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

                       Copy to:

Douglas N. Currault II, Esq.

Jones, Walker, Waechter,

Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue, 51st Floor

New Orleans, Louisiana 70170

Telephone:  (504) 582-8000

Facsimile:  (504) 582-8012

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered pursuant to dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
5½% Convertible Perpetual Preferred Stock Class B Common Stock, par value $0.10 per share	1,100,000 20,682,090(3)	$1,000 (3)	$1,100,000,000(2) (3)	$139,370 (3)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, and exclusive of accumulated dividends.

(2)

Represents the aggregate liquidation preference of the outstanding shares of 5½% convertible perpetual preferred stock.

(3)

Represents the number of shares of our class B common stock that are issuable upon conversion of the preferred stock registered hereby at a conversion rate (subject to specified adjustments) of 18.8019 shares of our class B common stock for each share of preferred stock.  Pursuant to Rule 416 under the Securities Act, the number of shares of class B common stock registered hereby shall also include an indeterminate number of additional shares of class B common stock that may be issued as a result of a stock split, stock dividend, recapitalization or similar event.  No separate consideration will be received for the shares of our class B common stock issuable upon conversion of the preferred stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

Subject to completion, dated April   , 2004

Prospectus

[Logo]

1,100,000 Shares

Freeport-McMoRan Copper & Gold Inc.

5½% Convertible Perpetual Preferred Stock

and the Class B Common Stock

Issuable Upon Conversion of the 5½% Convertible Perpetual Preferred Stock

We issued the 5½% convertible perpetual preferred stock in a private placement in March 2004.  This prospectus will be used by the selling securityholders to resell their preferred stock and the common stock issuable upon the conversion of the preferred stock.

Cash dividends on the preferred stock are payable, when, as and if declared by our board of directors, out of funds legally available therefor, at the rate of 5½% per annum, quarterly in arrears, commencing May 1, 2004. Dividends on the preferred stock are cumulative from the date of original issuance. Accumulated but unpaid dividends cumulate at the annual rate of 5½%.

Each share of preferred stock has a liquidation preference of $1,000 and is convertible, at any time, into shares of our class B common stock at a conversion rate of 18.8019 shares of class B common stock for each share of preferred stock, subject to specified adjustments.

Beginning March 30, 2009, we may redeem shares of the preferred stock by paying cash, class B common stock or any combination thereof in an amount equal to the liquidation preference, plus any accumulated and unpaid dividends to the redemption date, but only if the closing sale price of our class B common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date we give the notice of redemption. Upon a change of control of our company, holders may require us to purchase any or all of their shares of preferred stock at the liquidation preference, plus any accumulated and unpaid dividends to the date of purchase, which we may pay either in cash, shares of our class B common stock or any combination thereof. Holders will have no other right to require us to redeem the preferred stock at any time.

For a more detailed description of the preferred stock, see "Description of the Preferred Stock" beginning on page 17.

The preferred stock is eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Our class B common stock is our only class of common stock outstanding. It trades on the New York Stock Exchange under the symbol FCX. On April __, 2004, the closing sale price of our class B common stock was $_____ per share.

Investing in the preferred stock involves risks.   See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2004.

TABLE OF CONTENTS

                                                                                                                                                                                                 Page

Cautionary Notice Regarding Forward-Looking Statements	i
Summary	1
The Offering	3
Risk Factors	6
Ratio of Earnings to Fixed Charges	15
Use of Proceeds	16
Description of the Preferred Stock	16
Description of Common Stock	27
Dividend Policy	31
Certain U.S. Federal Income Tax Considerations	32
Selling Securityholders	35
Plan of Distribution	36
Legal Matters	37
Experts	37
Reserves	38
Where You Can Find More Information	39

Freeport-McMoRan Copper & Gold Inc. is a Delaware corporation.  Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number at that address is (504) 582-4000.  Our web site is located at www.fcx.com.  The information on our web site is not part of this prospectus.

In this prospectus, “we,” “us,” “our,” “FCX,” “Freeport-McMoRan” and “the company” refer to Freeport-McMoRan Copper & Gold Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus.  We and the selling securityholders have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including statements about anticipated sales volumes, production volumes, ore grades, commodity prices, development and capital expenditures, mine production and development plans, environmental reclamation and closure plans and costs, reserve estimates, economic and social conditions in our areas of operations, and exploration efforts and results; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements regarding the anticipated effects of mining accidents or other unanticipated occurrences; statements about political uncertainties, dealings with regulatory authorities or dealings with indigenous people; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," 'will," "estimate," "intend," "continue," "believe," "expect," "plan" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections of this prospectus entitled "Summary" and "Risk Factors," among other places.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results may differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the section of this prospectus entitled "Risk Factors" and elsewhere herein and in the documents incorporated herein by reference. All forward-looking statements contained or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of the incorporated document in which they appear. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in the section of this prospectus entitled "Risk Factors." We urge you to review carefully this section for a more complete discussion of the risks of an investment in the preferred stock.

.

SUMMARY

This summary highlights selected information we have included in or incorporated by reference into this prospectus.  It does not contain all information that may be important to you.  More detailed information about the notes, our business and our financial and operating data is contained elsewhere in this prospectus.  We encourage you to read this prospectus, including the section entitled “Risk Factors,” and the financial statements and notes thereto incorporated by reference in this prospectus, in their entirety before making an investment decision.

Company Overview

We are one of the world’s largest copper and gold mining and production companies in terms of reserves and production. We are also one of the lowest cost copper producers in the world, after taking into account credits for related gold and silver production. Our principal asset is the Grasberg mine, which we discovered in 1988. Grasberg contains the largest single gold reserve and one of the largest copper reserves of any mine in the world.

Our principal operating subsidiary is PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and incorporated as a corporation in Delaware. We own approximately 90.64 percent of PT Freeport Indonesia, and the Government of Indonesia owns the remaining approximate 9.36 percent. PT Freeport Indonesia mines, processes and explores for ore containing copper, gold and silver. It operates in the remote highlands of the Sudirman Mountain Range in the province of Papua (formerly Irian Jaya), Indonesia, which is on the western half of the island of New Guinea. PT Freeport Indonesia markets its concentrates containing copper, gold and silver worldwide.

PT Freeport Indonesia conducts its operations pursuant to an agreement, called a Contract of Work, with the Government of Indonesia. The Contract of Work allows us to conduct extensive mining, production and exploration activities in a 24,700-acre area that we call Block A, which contains the Grasberg mine, and governs our rights and obligations relating to taxes, exchange controls, royalties, repatriation and other matters. The Contract of Work also allows us to explore for minerals in an approximately 500,000 acre area that we call Block B. Exploration activities in Block B have been suspended since 2000. The term of our Contract of Work expires in 2021, but we can extend it for two 10-year periods subject to Indonesian government approval, which cannot be withheld or delayed unreasonably.

Another of our operating subsidiaries, PT Irja Eastern Minerals, which we refer to as Eastern Minerals, holds an additional Contract of Work in Papua covering approximately 1.2 million acres and conducts exploration activities (which have been suspended since 2000) under this Contract of Work.  We have a 100 percent ownership interest in Eastern Minerals.

In 1996, we established joint ventures with Rio Tinto plc, which is an international mining company with headquarters in London, England. Rio Tinto conducts mining operations in North America, South America, Asia, Europe and southern Africa. One of our joint ventures with Rio Tinto covers PT Freeport Indonesia’s mining operations in Block A. This joint venture gives Rio Tinto, through 2021, a 40 percent interest in certain assets and in production above specified levels from operations in Block A and, after 2021, a 40 percent interest in all production in Block A. Under our joint venture arrangements, Rio Tinto also has a 40 percent interest in PT Freeport Indonesia’s Contract of Work and Eastern Minerals’ Contract of Work. In addition, Rio Tinto has the option to participate in 40 percent of any of our future exploration projects in Papua. To date, Rio Tinto has elected to participate in all exploration projects, including PT Nabire Bakti Mining.

Under another joint venture agreement through PT Nabire Bakti Mining, we conduct exploration activities (which have been suspended since 2000) in an area covering approximately 0.5 million acres in five parcels contiguous to PT Freeport Indonesia's Block B and one of Eastern Minerals’ blocks.

At December 31, 2003, PT Freeport Indonesia’s share of proven and probable recoverable reserves totaled 39.7 billion pounds of copper and 46.6 million ounces of gold, all of which are located in Block A. Our approximate 90.64 percent equity share of those proven and probable recoverable reserves totaled 36.0 billion pounds of copper and 42.2 million ounces of gold. In this prospectus, we refer to (1) aggregate reserves, which means all reserves for the operations we manage, (2) PT Freeport Indonesia’s share of reserves, which means the reserves net of Rio Tinto’s interest under our joint venture arrangements and which are the reserves reported as those of our operations in our consolidated financial statements and (3) our equity share of reserves, which means PT Freeport Indonesia’s share net of the 9.36 percent interest that the Government of Indonesia owns.

In July 2003, we acquired the 85.7 percent ownership interest in PT Puncakjaya Power owned by affiliates of Duke Energy Corporation.  Puncakjaya Power is the owner of assets supplying power to PT Freeport Indonesia’s operations, including the 3x65 megawatt coal-fired power facilities.

We also smelt and refine copper concentrates in Spain and market the refined copper products through our wholly owned subsidiary, Atlantic Copper, S.A. In addition, PT Freeport Indonesia has a 25 percent interest in PT Smelting, an Indonesian company that operates a copper smelter and refinery in Gresik, Indonesia. These smelters play an important role in our concentrate marketing strategy, as approximately one-half of PT Freeport Indonesia’s concentrate production has been sold to Atlantic Copper and PT Smelting over the last several years.

For further information regarding the Contracts of Work, our reserves, our joint venture agreements, our smelting and refining operations, and other aspects of our operations, we refer you to the section of our annual report on Form 10-K for the year ended December 31, 2003 entitled “Business and Properties,” which is incorporated by reference in this prospectus.

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number is (504) 582-4000. Our web site is www.fcx.com. The information on our web site is not part of this prospectus.

THE OFFERING

The following is a brief summary of selected terms of the preferred stock. For a more complete description of the terms of the preferred stock, see the section of this prospectus entitled "Description of the Preferred Stock."

Issuer	Freeport-McMoRan Copper & Gold Inc.
Securities offered	1,100,000 shares of 5½% Convertible Perpetual Preferred Stock, par value $0.10 per share.
Liquidation preference	$1,000 per share of preferred stock.
Dividends

Holders of preferred stock are entitled to receive, when, as and if, declared by our board of directors, out of funds legally available therefor, cash dividends at the rate of 5½% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing May 1, 2004. Dividends on the preferred stock will be cumulative from the date of initial issuance. Accumulated but unpaid dividends cumulate at the annual rate of 5½% .

For so long as the preferred stock remains outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will, subject to certain exceptions, redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends, including liquidated damages, if any, with respect to the shares of preferred stock and any parity stock for all preceding dividend periods. See "Description of the Preferred Stock — Dividends."

Use of Proceeds	We will not receive any proceeds from the sale of the preferred stock or the underlying common stock by the selling securityholders.
Conversion

The preferred stock is convertible, at the option of the holder, at any time into shares of our class B common stock at a conversion rate of 18.8019 shares of our class B common stock per $1,000 liquidation preference of preferred stock, which is equal to an initial conversion price of $53.186 per share. The conversion rate may be adjusted for certain reasons, including for any future increases in our Class B common stock dividend, but will not be adjusted for accumulated and unpaid dividends or liquidated damages, if any. Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any. Instead, accumulated dividends, if any, will be deemed paid by the class B common stock received by holders on conversion. Holders will receive, however, upon conversion accrued and unpaid liquidated damages to the conversion date. See "Description of the Preferred Stock — Adjustments to the Conversion Rate."

Optional redemption

We may not redeem any shares of preferred stock at any time before March 30, 2009.  On or after March 30, 2009, we may redeem some or all of the preferred stock at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, including liquidated damages, if any, to the redemption date, but only if the closing sale price of our class B common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price of the preferred stock, subject to adjustment in a number of circumstances as described under "Description of the Preferred Stock — Adjustments to the Conversion Rate." We may also redeem the preferred stock at any time after March 30, 2009 if the total number of shares of the preferred stock outstanding on any quarterly dividend payment date is less than 15% of the total number of shares of the preferred stock outstanding immediately following this offering after giving effect to the exercise of the Initial Purchasers' option, if any. We may choose to pay the redemption price in cash, class B common stock, or a combination of cash and class B common stock. If we elect to pay all or a portion of the redemption price in shares of class B common stock, the class B common stock will be valued at a discount of 5% below the average of the closing sale prices for the five trading days ending on the third trading day prior to the redemption date. The terms of our debt instruments and bank credit facility currently restrict our ability to redeem shares of preferred stock for cash or stock.

If full cumulative dividends on the preferred stock have not been paid, the preferred stock may not be redeemed and we may not purchase or acquire any shares of preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of preferred stock.

The preferred stock is not subject to any mandatory redemption or sinking fund provision.
Change of control

If we become subject to a change of control, each holder of shares of preferred stock will have the right to require us to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the date of purchase. We may choose to pay the purchase price in cash, our class B common stock, or a combination of cash and our class B common stock. If we elect to pay all or a portion of the purchase price in shares of our class B common stock, the class B common stock will be valued at a discount of 5% below the average of the closing sale prices for the five trading days ending on the third trading day prior to the purchase date. Our ability to purchase all or a portion of preferred stock for cash is subject to our obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a change of control and to any contractual restrictions then contained in our debt. The terms of our debt instruments and bank credit facility currently restrict our ability to repurchase shares of preferred stock for cash or stock following a change of control.

Voting rights

Holders of preferred stock will not have any voting rights except as set forth below, as specifically provided for in our amended and restated certificate of incorporation or as otherwise from time to time required by law. Whenever (1) dividends on the preferred stock or any other class or series of stock ranking on a parity with the preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) we fail to pay the redemption price on the date shares of preferred stock are called for redemption or the purchase price on the purchase date for shares of preferred stock following a change of control, then, in each case, the holders of preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated or the redemption price on the preferred stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the rights of the holder of preferred stock to vote for directors. Holders of shares of preferred stock will have one vote for each share of preferred stock held.

Ranking	The preferred stock will be, with respect to dividend rights and rights upon liquidation, winding up or dissolution:
• junior to all our existing and future debt obligations;

• junior to each other class or series of our capital stock other than (1) our class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock and (2) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the preferred stock;

• on a parity with (1) our Gold-Denominated Preferred Stock, Series II and Silver-Denominated Preferred Stock and (2) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the preferred stock;

• senior to our class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock; and
• effectively junior to all of our subsidiaries' (1) existing and future liabilities and (2) capital stock held by others.
Absence of a public market for the preferred stock	The shares of preferred stock are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the preferred stock.
Trading	The preferred stock is eligible for trading in the PORTAL market.
NYSE symbol for our class B common stock	Our class B common stock is traded on the New York Stock Exchange under the symbol "FCX."

RISK FACTORS

You should carefully consider the risks described below in addition to other information contained in this prospectus before making an investment decision. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Related to Our Business

Because our primary operating assets are located in the Republic of Indonesia, our business may be adversely affected by Indonesian political, economic and social uncertainties, in addition to the usual risks associated with conducting business in a foreign country.

Indonesia continues to face political, economic and social uncertainties, including separatist movements and civil and religious strife in a number of provinces. In particular, several separatist groups are opposing Indonesian rule over the province of Papua, where our mining operations are located, and have sought political independence for the province. In response to demands for political independence, new Indonesian regional autonomy laws became effective January 1, 2001. However, the manner in which the new laws will be implemented and the degree of political and economic autonomy that they may bring to individual provinces, including Papua, is uncertain and is a current issue in Indonesian politics. Moreover, in Papua there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. Social, economic and political instability in Papua could materially and adversely affect us if this instability results in damage to our property or interruption of our activities.

Maintaining a good working relationship with the Indonesian government is important to us because all of our mining operations are located in Indonesia and are conducted pursuant to Contracts of Work with the Indonesian government. Accordingly, we are also subject to the usual risks associated with conducting business in and with a foreign country, including the risk of forced modification of existing contracts; changes in the country's laws and policies, including those relating to taxation, royalties, imports, exports and currency, and the risk of having to submit to the jurisdiction of a foreign court or arbitration panel or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory. In addition, we are subject to the risk of expropriation, and our insurance does not cover losses caused by expropriation.

Our current credit ratings have an impact on the availability and cost of capital to us. Because our primary business operations are in Indonesia, reductions in the sovereign credit rating of Indonesia have historically had an adverse effect on our credit ratings, and we believe that this correlation is likely to continue.

Social, economic and political instability in Papua could materially and adversely affect us if this instability results in damage to our property or interruption of our activities.

On August 31, 2002, three people were killed and 11 others were wounded in an ambush by a group of unidentified assailants. The assailants shot at several vehicles transporting international contract teachers from our school in Tembagapura, their family members, and other contractors to PT Freeport Indonesia on the road near Tembagapura, the mining town where the majority of PT Freeport Indonesia's personnel reside. The identity of the assailants remains unknown. Some press reports have indicated that members of the military may be responsible for the attack, but military officials have denied these allegations. Other press reports have indicated that Papuan separatists may be responsible for the attack, but representatives of the separatists have denied these allegations. We, the U.S. government, the central Indonesian government, the Papuan provincial and local governments, and leaders of the local people residing in the area of our operations condemned the attack. Indonesian authorities and the U.S. Federal Bureau of Investigation continue to investigate the incident and we are supporting and cooperating fully with the investigations.

On October 12, 2002, a bombing killed over 200 people in the Indonesian province of Bali, which is 1,500 miles west of our mining and milling operations. Indonesian authorities arrested 35 people in connection with this bombing and 29 of those arrested have been tried and convicted. On August 5, 2003, 12 people were killed and over 100 others were injured by a car bomb detonated outside of the JW Marriott Hotel in Jakarta, Indonesia. A terror suspect will stand trial in Jakarta and face dual charges of involvement in this incident and the October 12, 2002 bombing. Press reports state that Indonesian police blame both attacks on international terrorist organizations. Our mining and milling operations were not interrupted by the August 31, 2002, October 12, 2002, or August 5, 2003 incidents.

We cannot predict whether there will be additional incidents similar to the recent shooting or bombings. If there were to be additional separatist, terrorist or other violence in Indonesia, it could materially and adversely affect our business and profitability in ways that we cannot predict at this time.

In addition to the usual risks encountered in the mining industry, we face additional risks because our operations are located on difficult terrain in a very remote area.

Our mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. Because of these conditions, we have had to overcome special engineering difficulties and develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mudslides. The mine site is also in an active seismic area and has experienced earth tremors from time to time. In addition to these special risks, we are also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions that may result in cave-ins and flooding of mine areas. Our insurance may not sufficiently cover an unexpected natural or operating disaster.

On October 9, 2003, a slippage of material occurred in a section of the Grasberg open pit, resulting in eight fatalities. On December 12, 2003, a debris flow involving a relatively small amount of loose material occurred in the same section of the open pit resulting in only minor property damage. All material involved in the affected mining areas has been removed. The events caused us to alter our short term mine sequencing plans, which is adversely affecting our near-term production. While we expect to resume normal production activities in the second quarter of 2004, no assurance can be given that these events will not adversely affect production over the longer term or that similar events will not occur in the future. As a result of the fourth quarter slippage and debris flow events, PT Freeport Indonesia notified its copper concentrate customers that it was declaring force majeure under the terms of its contracts as it would be unable to satisfy its annual sales and delivery commitments. No assurance can be given that any concentrate customers will not challenge the declaration of force majeure or assert claims for the failure to sell and deliver copper concentrates.

The terrorist attacks in the United States on September 11, 2001, the potential for additional future terrorist acts and other recent events have created economic and political uncertainties that could materially and adversely affect our business and the prices of our securities.

Terrorist attacks and other recent events have caused uncertainty in the world's financial and insurance markets and may significantly increase global political, economic and social instability, including in Indonesia. In addition to the Bali and the JW Marriott Hotel bombings, there have been anti-American demonstrations in certain sections of Indonesia reportedly led by radical Islamic activists. Radical activists have also threatened to attack foreign interests and have called for the expulsion of United States and British citizens and companies from Indonesia.

It is possible that further acts of terrorism may be directed against the United States domestically or abroad, and such acts could be directed against properties and personnel of companies such as ours. The attacks and the resulting economic and political uncertainties, including the potential for further terrorist acts, have caused our insurance premiums to increase significantly. Moreover, while our property and business interruption insurance covers damages to insured property directly caused by terrorism, this insurance does not cover damages and losses caused by war. Terrorism and war developments may materially and adversely affect our business and profitability and the prices of our securities in ways that we cannot predict at this time.

Our profitability can vary significantly with fluctuations in the market prices of copper and gold.

Our revenues are derived primarily from the sale of copper concentrates, which also contain significant quantities of gold and silver, and from the sale of copper cathodes, anodes, wire rod and wire. Although we sell most of our copper concentrates under long-term contracts, the selling price is based on world metal prices at or near the time of shipment and delivery.

Copper and gold prices fluctuated widely in 2002 and 2003. During 2002, the daily closing prices on the London spot market ranged from 64 cents to 77 cents per pound for copper and $278 to $349 per ounce for gold. During 2003, the daily closing prices on the London spot market ranged from 70 cents to $1.05 per pound for copper and $320 to $417 per ounce for gold.

World copper prices have historically fluctuated widely and are affected by numerous factors beyond our control, including:

*

the strength of the United States economy and the economies of other industrialized and developing nations;

*

available supplies of copper from mine production and inventories;

*

sales by holders and producers of copper;

  *     demand for industrial products containing copper; and

  *     speculation.

World gold prices also have historically fluctuated widely and are affected by numerous factors beyond our control, including:

*

the strength of the United States economy and the economies of other industrialized and developing nations;

*

global or regional political or economic crises;

*

the relative strength of the United States dollar and other currencies;

*

expectations with respect to the rate of inflation;

*

interest rates;

*

sales of gold by central banks and other holders;

*

demand for jewelry containing gold; and

*

speculation.

Any material decrease in market prices of copper or gold would materially and adversely affect our results of operations and financial condition. See the section of our annual report on Form 10-K for the year ended December 31, 2003 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Disclosures about Market Risks — Commodity Price Risk" which is incorporated by reference in this prospectus for an analysis of the effect on our revenues and net income of changes in copper and gold prices.

Our Contracts of Work are subject to termination if we do not comply with our contractual obligations, and if a dispute arises, we may have to submit to the jurisdiction of a foreign court or arbitration panel.

PT Freeport Indonesia's Contracts of Work and other Contracts of Work in which we have an interest were entered into under Indonesia's 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. Our Contracts of Work can be terminated by the Government of Indonesia if we do not satisfy our contractual obligations, which include the payment of royalties and taxes to the government and the satisfaction of certain mining, environmental, safety and health requirements. Indonesian government officials have periodically raised questions regarding our compliance with Indonesian environmental laws and regulations and the terms of the Contracts of Work. In order to address these questions, the Indonesian government formed a fact-finding team in 2000 that reviewed our compliance with all aspects of PT Freeport Indonesia's Contract of Work. When or whether the Indonesian government will release any report on its investigation is uncertain. In addition, we cannot assure you that the Indonesian government's report, if and when it is released, will conclude that we are complying with all of the provisions of PT Freeport Indonesia's Contract of Work.

Moreover, in recent years, certain government officials and others in Indonesia have questioned the validity of contracts entered into by the Government of Indonesia prior to October 1999 (i.e., during the Suharto regime), including PT Freeport Indonesia's Contract of Work, which was signed in December 1991. We cannot assure you that the validity of, or our compliance with the Contracts of Work will not be challenged for political or other reasons. PT Freeport Indonesia's Contracts of Work and our other Contracts of Work require that disputes with the Indonesian government be submitted to international arbitration. Notwithstanding that provision, if a dispute arises under the Contracts of Work, we face the risk of having to submit to the jurisdiction of a foreign court or arbitration panel, and if we prevail in such a dispute, we will face the additional risk of having to enforce the judgment of a foreign court or arbitration panel against Indonesia within its own territory.

Any suspension of required activities under our Contracts of Work requires the consent of the Indonesian government.

Our Contracts of Work permit us to suspend certain contractually required activities, including exploration, for a period of one year by making a written request to the Indonesian government. These requests are subject to the approval of the Indonesian government and are renewable annually. If we do not request a suspension or are denied a suspension, then we are required to continue our activities under the Contract of Work or potentially be declared in default. Moreover, if a suspension continues for more than one year for reasons other than force majeure and the Indonesian government has not approved such continuation, then the government would be entitled to declare a default under the Contract of Work.

With the approval of the Indonesian government in 2001, we suspended our field exploration activities outside of Block A due to safety and security issues and uncertainty relating to a possible conflict between our mining and exploration rights in certain forest areas covered by the Contracts of Work and an Indonesian law enacted in 1999 prohibiting open-pit mining in forest preservation areas. We cannot predict when we will be able to resume our exploration activities in these areas. We expect to continue to seek renewals of these suspensions for each of the suspended areas if required.

Our mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from our operations, could require us to incur increased costs.

Mining operations on the scale of our operations in Papua involve significant environmental risks and challenges. Our primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which we physically separate the copper, gold and silver bearing materials from the ore that we mine. Our tailings management plan uses the river system near our mine to transport the tailings to the lowlands where the tailings and natural sediments are deposited in a controlled area contained within a levee system that will be reclaimed and revegetated. We incurred aggregate costs relating to tailings management of $8.3 million in 2003, $7.0 million in 2002 and $9.7 million in 2001.

Another major environmental challenge is managing overburden, which is the rock that must be moved aside in the mining process in order to reach the ore. In the presence of air, water and naturally occurring bacteria, some overburden can cause acid rock drainage, or acidic water containing dissolved metals which, if not properly managed, can have a negative impact on the environment.

Certain Indonesian governmental officials have from time to time raised issues with respect to our tailings and overburden management plans, including a suggestion that we implement a pipeline system rather than our river deposition system for tailings disposal. Because our mining operations are remotely located in steep mountainous terrain and in an active seismic area, a pipeline system would be costly, difficult to construct and maintain, and more prone to catastrophic failure. For these reasons, we do not believe that a pipeline system is practical.

We anticipate that we will continue to spend significant financial and managerial resources on environmental compliance. In addition, changes in Indonesian environmental laws or unanticipated environmental impacts from our operations could require us to incur significant unanticipated costs.

The volume and grade of the reserves we recover and our rates of production may be more or less than we anticipate.

Our reserve amounts are determined in accordance with established mining industry practices and standards, but are merely estimates of the mineral deposits that can be recovered economically and legally. In addition, our ore bodies may not conform to standard geological expectations. Because ore bodies do not contain uniform grades of minerals, our metal recovery rates will vary from time to time, which will result in variations in the volumes of minerals that we can sell from period to period. Some of our reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in copper and gold, or if there are significant increases in our operating or capital costs. In addition, our exploration programs may not result in the discovery of additional mineral deposits that we can mine profitably.

We do not expect to mine all of our reserves before the initial term of our Contract of Work expires.

All of our current proven and probable reserves, including the Grasberg deposit, are located in Block A. The initial term of our Contract of Work covering these reserves expires at the end of 2021. We can extend this term for two successive 10-year periods, subject to the approval of the Indonesian government, which under our Contract of Work cannot be withheld or delayed unreasonably. Our reserves reflect estimates of minerals that can be recovered through the end of 2041 (i.e., through the expiration of the two 10-year extensions) and our current mine plan has been developed, and our operations are based on the assumption that we will receive the two 10-year extensions. As a result, we will not mine all of our reserves during the current term of our Contract of Work, and there can be no assurance that the Indonesian government will approve the extensions. Prior to the end of 2021, we expect to mine approximately 48 percent of aggregate proven and probable recoverable ore at December 31, 2003, representing approximately 62 percent of PT Freeport Indonesia's share of recoverable copper reserves and approximately 72 percent of its share of recoverable gold reserves.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and to refinance our maturing debt depends on our ability to generate sufficient cash flow. This ability, to a significant extent, is subject to commodity prices and general economic, financial, regulatory, political and other factors that are beyond our control. In addition, our ability to borrow funds in the future to service our debt will depend on meeting the financial covenants in our bank credit facility, our 10 1/8% senior notes due 2010, our 6 7/8% senior notes due 2014 and other debt agreements we may have in the future. Future borrowings may not be available to us under our bank credit facility or from the capital markets in amounts sufficient to enable us to pay our obligations as they mature or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could materially and adversely affect our financial condition.

Covenants in our bank credit facility impose restrictions on us.

Although we currently have no amounts outstanding under our bank credit facility, our bank credit facility:

*

restricts the repurchase of, and payment of dividends on, certain classes of our capital stock under certain circumstances;

*

limits, among other things, our ability to:

*    incur additional indebtedness;

*    make investments;

*    engage in transactions with affiliates; and

*    create liens on our assets; and

*

requires us to maintain specified financial ratios and satisfy financial condition tests.

Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants, which could result in a default. If an event of default occurs, the banks could declare any amounts outstanding together with accrued interest, to be immediately due and payable. An event of default under our bank credit facility may also give rise to an event of default under our other existing and future debt agreements.

Covenants in our 10 1/8% senior notes due 2010 and 6 7/8% senior notes due 2014 also impose restrictions on us.

Our 10 1/8% senior notes and our 6 7/8% senior notes limit, among other things, our ability to:

*

pay dividends on our class B common stock and repurchase and redeem certain classes of our capital stock;

*

incur additional indebtedness;

*

make investments;

*

engage in transactions with affiliates; and

*

create liens on our assets.

Movements in foreign currency exchange rates or interest rates could negatively affect our operating results.

All of our revenues and significant costs are denominated in U.S. dollars. However, some of our costs, assets and liabilities are denominated in Indonesian rupiah, Australian dollars or euros. As a result, we are generally less profitable when the U.S. dollar weakens against these foreign currencies.

The rupiah/U.S. dollar daily closing exchange rate ranged from 8,124 to 9,074 rupiah per U.S. dollar during 2003, and on December 31, 2003, the closing exchange rate was 8,437 rupiah per U.S. dollar compared with 8,940 rupiah per U.S. dollar on December 31, 2002. The Australian dollar/ U.S. dollar and euro/U.S. dollar exchange rates fluctuated substantially in 2002 and 2003. During 2003, the Australian dollar/U.S. dollar daily closing exchange rate ranged from $0.56 to $0.75 per Australian dollar and the euro/U.S. dollar daily closing exchange rate ranged from $1.04 to $1.26 per euro. On December 31, 2003 and 2002, the closing exchange rates were $0.75 per Australian dollar and $1.26 per euro and $0.56 per Australian dollar and $1.05 per euro, respectively.

From time to time, we have in the past and may in the future implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. However, our hedging strategies may not be successful, and any of our unhedged foreign exchange payment requirements will continue to be subject to market fluctuations. In addition, our bank credit facility are based on fluctuating interest rates. Accordingly, an increase in interest rates could adversely affect our results of operations and financial condition. See the section of our annual report on Form 10-K for the year ended December 31, 2003 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Disclosures about Market Risks — Foreign Currency Exchange Risk" which is incorporated by reference in this prospectus for an analysis of the effect on our operating costs of changes in exchange rates.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries' assets is generally subject to the prior claims of the subsidiaries' creditors.

Because we conduct business primarily through PT Freeport Indonesia, our major subsidiary, and other subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of PT Freeport Indonesia and our other subsidiaries and their ability to pay us dividends and to advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries' assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries' creditors, including any trade creditors and preferred shareholders.

Arthur Andersen LLP, our former auditors, audited certain financial information included in this prospectus. In the event such financial information is later determined to contain false or misleading statements, you may be unable to recover damages from Arthur Andersen LLP.

Arthur Andersen LLP completed its audit of our financial statements for the year ended December 31, 2001 and issued its report with respect to such financial statements on February 8, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron Corp.

In July 2002, our board of directors, at the recommendation of our audit committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen, which had served as our independent auditors since 1988. Ernst & Young has not audited any period before 2002. We had no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Arthur Andersen audited the financial statements as of and for the year ended December 31, 2001, that we incorporate by reference into this prospectus. We incorporate by reference these financial statements in reliance on the authority of Arthur Andersen as experts in giving said reports. Arthur Andersen has stopped conducting business before the SEC and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained or incorporated by reference into this prospectus relating to or contained in financial data audited by Arthur Andersen.

Risks Related to the Preferred Stock

Our substantial indebtedness could adversely affect our ability to operate our business and limit our ability to obtain additional financing.

We have substantial indebtedness and, as a result, significant debt service obligations. As of December 31, 2003, on a pro forma basis to give effect to (1) the offering of our 6 7/8% senior notes due 2014 in January 2004 and the application of the net proceeds of $344.5 million therefrom to the repayment of certain Atlantic Copper bank debt, (2) the conversion in January 2004 of $225.8 million of our 8 1/4% convertible senior notes, (3) the conversions and redemptions of our Step-Up Convertible Preferred Stock in December 2003 and (4) our offering of the preferred stock in March 2004 and the application of $881.9 million of the proceeds therefrom to repurchase the 23,931,100 shares of our common stock owned by an affiliate of Rio Tinto plc and the application of the remaining $185.1 million of proceeds therefrom for general corporate purposes, FCX's total indebtedness outstanding, excluding indebtedness of its subsidiaries, would have aggregated approximately $1,787.0 million, representing approximately 62 percent of FCX's total capitalization, and we would have had total stockholders' equity of $1,076.9 million. For fiscal year 2003, on a pro forma basis, our net interest expense would have been $193.1 million instead of $197.0 million and our ratio of earnings to fixed charges and preferred stock dividends would have been 2.4:1 instead of 3.0:1, assuming annual dividends on the preferred stock of $55.0 million. In addition, our bank credit agreement and the indentures governing our 10 1/8% senior notes and our 6 7/8% senior notes permit us, and will permit us, to incur or generate certain additional indebtedness, subject to certain limitations.

Our substantial debt could have important consequences to you. For example, it could:

*

make it more difficult for us to satisfy our dividend and other obligations under the preferred stock;

*

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

*

increase our vulnerability to general adverse economic and industry conditions;

*

limit our ability to respond to business opportunities;

*

limit our ability to borrow additional funds; and

*

subject us to financial and other restrictive covenants that, if violated by us under circumstances that are not waived by our lenders or cured by us, could result in an event of default under one or more of our debt instruments.

The preferred stock ranks junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the preferred stock.

The preferred stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the preferred stock, including the purchase of your shares of the preferred stock for cash upon a change in control, only after all of our indebtedness and other liabilities have been paid. In addition, the preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of the preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary's creditors and any such other equity holders. As of December 31, 2003, we had total consolidated liabilities of approximately $3.9 billion. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the preferred stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the preferred stock, and the terms of the preferred stock will not limit the amount of such debt or other obligations that we may incur.

We may not be able to pay the purchase price of the preferred stock in cash upon a change of control. We also could be prevented from paying dividends on shares of the preferred stock.

In the event of a change of control, you will have the right to require us to purchase all of your shares of the preferred stock. We may pay the purchase price in cash, shares of our class B common stock, or a combination thereof. However, we may not have sufficient cash to purchase your shares of preferred stock upon a change of control or may in certain circumstances be unable to pay the purchase price in cash and may be legally prohibited from paying the purchase price in shares of our class B common stock.

Under the terms of our current debt instruments and bank credit facility we are prohibited from paying the purchase price of the preferred stock in cash or stock and the terms of our current debt instruments could prohibit the payment of dividends on the preferred stock in the future. Even if the terms of the instruments governing our indebtedness allow us to redeem and purchase the preferred stock in cash or pay cash dividends, we can only make such payments from legally available funds, as determined by our board of directors, and such funds may not be available to redeem or purchase your shares of preferred stock or pay cash dividends.

In addition, because we are a holding company, our ability to purchase the preferred stock for cash or to pay dividends on the preferred stock may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from PT Freeport Indonesia and our other subsidiaries.

An active trading market for the preferred stock may not develop and you may be unable to resell your shares of preferred stock at or above the purchase price.

Although the preferred stock is eligible for trading in the PORTAL market, no assurance can be given that an active trading market for the preferred stock will develop or be sustained.  In addition, the Initial Purchasers have advised us that they currently intend to make a market in the preferred stock. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. As a result, you may be unable to sell your shares of preferred stock at a price equal to or greater than that which you paid, if at all.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the preferred stock and our class B common stock.

Our amended and restated certificate of incorporation authorizes us to issue up to 50,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. As of February 27, 2004, we had 4,305,580 depositary shares evidencing 215,279 shares of our Gold Denominated Preferred Stock, Series II, and 4,760,000 depositary shares evidencing 44,625 shares of our Silver-Denominated Preferred Stock outstanding. We may authorize, increase the authorized amount of, or issue any shares of any series of preferred stock that would rank senior to the preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, although we would need the affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of the preferred stock to do so (as well as the vote or consent of holders of at least 66 2/3 percent of each of our Gold Denominated Preferred Stock, Series II, and Silver-Denominated Preferred Stock). We would not need that vote or consent to authorize, increase the authorized amount of, or issue any series of preferred stock that ranks equal or junior to the preferred stock as to such rights. Our future issuance of any series of preferred stock under our certificate of incorporation could therefore effectively diminish or supersede dividends on, and the liquidation preference of, the preferred stock we are offering hereby and adversely affect our class B common stock.

Sales, or the availability for sale, of substantial amounts of our class B common stock could adversely affect the value of the preferred stock and impair our ability to raise equity capital.

Sales of substantial amounts of our class B common stock in the public market, and the availability of shares for future sale, including shares of our class B common stock issuable upon the conversion of shares of the preferred stock or upon exercise of outstanding options or other rights to acquire shares of our class B common stock, could adversely affect the prevailing market price of our class B common stock. This would adversely affect the value of the preferred stock and could impair our future ability to raise capital through an offering of our equity securities.

If you convert, you will experience immediate dilution.

You may, at any time, convert your shares of preferred stock into our class B common stock. If you convert your shares of preferred stock into shares of our class B common stock, you will experience immediate dilution because the per share conversion price of the preferred stock immediately after this offering will be higher than the net tangible book value per share of the outstanding class B common stock. In addition, you will also experience dilution when and if we issue additional shares of class B common stock, which we may be required to issue pursuant to options, warrants, our stock option plan or plans or other employee or director compensation plans.

The price of our class B common stock, and therefore of the preferred stock, may fluctuate significantly, which may make it difficult for you to resell the preferred stock, or class B common stock issuable upon conversion of the preferred stock, when you want or at prices you find attractive.

The price of our class B common stock on the New York Stock Exchange constantly changes. We expect that the market price of our class B common stock will continue to fluctuate. Because the preferred stock is convertible into our class B common stock, volatility or depressed prices for our class B common stock could have a similar effect on the trading price of the preferred stock. Holders who have received class B common stock upon conversion will also be subject to the risk of volatility and depressed prices.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our class B common stock.

The trading price for the preferred stock will be directly affected by the trading prices for our class B common stock, which is impossible to predict.

The price of our class B common stock could be affected by possible sales of our class B common stock by investors who view the preferred stock as a more attractive means of equity participation in FCX and by hedging or arbitrage activity that may develop involving our class B common stock. The arbitrage could, in turn, affect the trading prices of the preferred stock.

We have provisions in our certificate of incorporation and Rights Agreement that could deter, delay or prevent a third party from acquiring us and that could deprive you of an opportunity to obtain a takeover premium for shares of our class B common stock.

We have provisions in our certificate of incorporation and our Rights Agreement that may delay or prevent unsolicited takeover bids from third parties. These provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. See the sections of this prospectus entitled "Description of Common Stock — Provisions of Our Certificate of Incorporation" and "Description of Common Stock — Rights Agreement."

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the years presented.

	Years Ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	3.9x	3.4x	2.9x	2.3x	3.0x
Ratio of earnings to fixed charges and preferred stock dividends	3.0x	2.5x	2.1x	1.7x	2.2x

_______________

For the ratio of earnings to fixed charges calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges.  Fixed charges include interest and that portion of rent deemed representative of interest.  For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements.  We computed those pre-tax earnings using actual tax rates for each year.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the preferred stock or the underlying common stock by the selling securityholders.

DESCRIPTION OF THE PREFERRED STOCK

The shares of preferred stock were issued pursuant to a certificate of designations dated March 30, 2004. The preferred stock, and the shares of our class B common stock issuable upon conversion of the preferred stock, are covered by a registration rights agreement. You may request a copy of the certificate of designations and the registration rights agreement from us in the manner described above under "Incorporation By Reference."

The following description is a summary of the material provisions of the preferred stock, the certificate of designations and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the certificate of designations, including the definitions of terms used in the certificate of designations, and the registration rights agreement. Wherever particular provisions or defined terms of the certificate of designations or form of preferred stock are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of shares of preferred stock.

As used in this "Description of the Preferred Stock" section, references to "Freeport-McMoRan," "we," "our" or "us" refer solely to Freeport-McMoRan Copper & Gold Inc. and not to our subsidiaries.

General

Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $0.10 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 46,165,721 shares of authorized preferred stock which are undesignated. We have (1) 215,279 shares of preferred stock designated as Gold-Denominated Preferred Stock, Series II, of which 215,279 shares are currently outstanding, and (2) 119,000 shares of preferred stock designated as Silver-Denominated Preferred Stock, of which 44,625 shares are currently outstanding.

The holders of the shares of preferred stock have no preemptive rights or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of our securities.

Ranking

The preferred stock, with respect to dividend rights and upon liquidation, winding up and dissolution, ranks:

*

junior to all our existing and future debt obligations;

*

junior to "senior stock," which is each class or series of our capital stock other than (1) our class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock and (2) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the preferred stock;

*

on a parity with "parity stock," which is (1) our Gold-Denominated Preferred Stock, Series II, (2) our Silver-Denominated Preferred Stock and (3) any other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the preferred stock;

*

senior to "junior stock," which is our class B common stock and each class or series of our capital stock that has terms which provide that such class or series will rank junior to the preferred stock; and

*

effectively junior to all of our subsidiaries' (1) existing and future liabilities and (2) capital stock held by others.

The term "senior stock" includes warrants, rights, calls or options exercisable for or convertible into that type of stock.

Dividends

Holders of the shares of preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of preferred stock at the annual rate of 5½%  of the liquidation preference per share. The dividend rate is initially equivalent to $55 per share annually. The right of holders of the shares of preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

Dividends are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2004. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accumulate from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of original issuance of the preferred stock. Dividends are payable to holders of record as they appear in our stock records at the close of business on January 15, April 15, July 15 and October 15 of each year or on a record date that may be fixed by our board of directors and that will be not more than 60 days nor fewer than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends.

Dividends payable on the shares of preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the shares of preferred stock, including liquidated damages, if any, will be payable in cash. Accumulated unpaid dividends cumulate at the annual rate of 5½%  and are payable in the manner provided above.

For so long as the preferred stock is outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends, including liquidated damages, if any, with respect to the shares of the preferred stock and any parity stock for all preceding dividend periods. As an exception to clause (2), we will be able to redeem, purchase or otherwise acquire for consideration parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of preferred stock and such parity stock.

Holders of the preferred stock will not have any right to receive dividends that we may declare on our class B common stock. The right to receive dividends declared on our class B common stock will be realized only after conversion of such holder's shares of preferred stock into shares of our class B common stock.

Conversion Rights

Holders of the preferred stock may, at any time, convert shares of preferred stock into fully paid and nonassessable shares of our class B common stock at a conversion rate of 18.8019 shares of class B common stock per $1,000 liquidation preference of preferred stock, subject to adjustments as described under "— Adjustments to the Conversion Rate." This represents an initial conversion price of $53.186 per share of preferred stock.

A holder of shares of the preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the conversion agent, as may be designated by our board of directors, the certificate or certificates for those shares of the preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus and specifying the name or names in which the holder wishes the certificate or certificates for shares of class B common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of class B common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of class B common stock upon conversion of shares of the preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of our class B common stock to which the holder, or the holder's transferee, of shares of the preferred stock being converted will be entitled and (2) if less than the full number of shares of preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of class B common stock, and the person entitled to receive the shares of class B common stock will be treated for all purposes as having become the record holder of those shares of class B common stock at that time.

In lieu of the foregoing procedures, if the preferred stock is held in global form, you must comply with The Depository Trust Company ("DTC") procedures to convert your beneficial interest in respect of preferred stock evidenced by a global share of preferred stock.

If a holder of shares of preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of preferred stock who convert their shares into our class B common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Holders of shares of preferred stock who convert, however, will be entitled to, but the conversion rate will not be adjusted for, liquidated damages, if any, accrued and unpaid to the conversion date. Accordingly, shares of preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of preferred stock on a dividend payment record date who converts such shares into shares of our class B common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of preferred stock on such dividend payment date, including liquidated damages, if any, and the converting holder need not include payment of the amount of such dividend, including liquidated damages, if any, upon surrender of shares of preferred stock for conversion.

Notwithstanding the foregoing, if shares of preferred stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and we have called such shares of preferred stock for redemption during such period or we have specified a change of control purchase date during such period, the holder who tenders such shares for conversion will receive the dividend payable, including liquidated damages, if any, on such dividend payment date and need not include payment of the amount of such dividend, including liquidated damages, if any, upon surrender of shares of preferred stock for conversion.

In case any shares of preferred stock are to be redeemed, the right to convert those shares of the preferred stock will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

In connection with the conversion of any shares of preferred stock, no fractional shares of class B common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of our class B common stock on the date the shares of preferred stock are surrendered for conversion. If more than one share of preferred stock will be surrendered for conversion by the same holder at the same time, the number of full shares of class B common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of preferred stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of preferred stock a number of our authorized but unissued shares of class B common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of preferred stock.

Before the delivery of any securities that we will be obligated to deliver upon conversion of the preferred stock, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All shares of class B common stock delivered upon conversion of the preferred stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Adjustments to the Conversion Rate

The conversion rate is subject to adjustment from time to time if any of the following events occur:

*

the issuance of our class B common stock as a dividend or distribution on our class B common stock;

*

certain subdivisions and combinations of our class B common stock;

*

the issuance to all holders of our class B common stock of certain rights or warrants to purchase our class B common stock (or securities convertible into our class B common stock) at less than (or having a conversion price per share less than) the current market price of our class B common stock;

*

the dividend or other distribution to all holders of our class B common stock of shares of our capital stock (other than class B common stock) or evidences of indebtedness or assets (including securities, but excluding (1) those rights and warrants referred to above or (2) dividends or distributions paid exclusively in cash);

*

In the event that we make a distribution to all holders of our class B common stock consisting of capital stock of, or similar equity interest in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our class B common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

*

distributions consisting exclusively of cash to all holders of shares of our class B common stock (excluding (1) any dividend or distribution in connection with our liquidation, dissolution or winding up or (2) any quarterly cash dividend on our class B common stock to the extent that the aggregate cash dividend per share of our class B common stock in any quarter does not exceed $0.20, such amount being the "dividend threshold amount"); the dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate (other than any adjustment pursuant to this bullet point); if there is a dividend or distribution to which this bullet point applies, the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

  *    the numerator of which will be the current market price of our class B common stock minus the dividend threshold amount; and

   *     the denominator of which will be the current market price of our class B common stock minus the amount per share of such dividend or distribution;

provided, however, that the conversion rate after any adjustments under this bullet point shall never exceed 26.3227 (as such number may be adjusted on a proportional basis for any adjustment to the conversion rate); if an adjustment is required to be made as a result of a distribution that is not a quarterly dividend, the dividend threshold amount will be deemed to be zero; and

*

we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our class B common stock to the extent that the cash and value of any other consideration included in the payment per share of class B common stock exceeds the closing sale price per share of class B common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

No adjustment in the conversion rate will be required (except in the case of the fifth bullet point) unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our class B common stock or any securities convertible into or exchangeable for our class B common stock or carrying the right to purchase any of the foregoing.

"Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our class B common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our class B common stock is then listed or, if our class B common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, if our class B common stock is not quoted on Nasdaq, on the principal other market on which our class B common stock is then traded.

The "closing sale price" of our class B common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our class B common stock is traded or, if our class B common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The closing sale price shall be determined without reference to any extended or after-hours trading.

"Current market price" of our class B common stock on any day means the average of the closing price per class B common stock for each of the ten consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, "ex-date" means the first date on which the shares of class B common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

We have adopted a Rights Agreement dated May 3, 2000, amended by Amendment No. 1 dated February 26, 2002, pursuant to which certain rights were issued with respect to our shares of class B common stock. You will receive, upon conversion of your preferred stock, in addition to the class B common stock, the rights under the rights agreement or any other rights plan then in effect unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the class B common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our class B common stock, shares of our capital stock, evidences of indebtedness or assets as described under the fourth bullet point above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

*

any reclassification of our class B common stock;

*

a consolidation, merger or combination involving us; or

*

a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our class B common stock would be entitled to receive stock, other securities, other property, assets or cash for their class B common stock, upon conversion of your preferred stock, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the preferred stock into our class B common stock immediately prior to any of these events.

We may not become a party to any such transaction unless its terms are consistent with the foregoing.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of class B common stock or in certain other situations requiring a conversion rate adjustment. See "Certain U.S. Federal Income Tax Considerations."

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of class B common stock resulting from any stock or rights distribution. See "Certain U.S. Federal Income Tax Considerations."

Except as described above in this section, we will not adjust the conversion rate for any issuance of our class B common stock or convertible or exchangeable securities or rights to purchase our class B common stock or convertible or exchangeable securities.

Optional Redemption

We may not redeem any shares of preferred stock before March 30, 2009. On or after March 30, 2009, we will have the option to redeem some or all the shares of preferred stock at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the redemption date, but only if the closing sale price of our class B common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such day. In addition, if on or after March 30, 2009, on any quarterly dividend payment date, the total number of shares of preferred stock outstanding is less than 15% of the total number of shares of the preferred stock outstanding after this offering (after giving effect to the exercise of the Initial Purchasers' option, if any, described under "Plan of Distribution"), we will have the option to redeem the shares of outstanding preferred stock, in whole but not in part, at a redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the redemption date. If full cumulative dividends on the preferred stock have not been paid, the preferred stock may not be redeemed and we may not purchase or acquire any shares of preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of preferred stock and any parity stock.

We may elect to pay the redemption price in cash, class B common stock, or a combination of cash and class B common stock. The number of shares of class B common stock a holder will receive will equal the relevant amount of the redemption price divided by 95% of the average of the closing sale prices of our class B common stock for the five trading days ending on the third trading day prior to the redemption date. However, we may not pay the purchase price in class B common stock or a combination of class B common stock and cash unless we satisfy certain conditions prior to the redemption date as provided in the certificate of designations, including:

*

registration of the shares of our class B common stock, to be issued upon redemption under the Securities Act and the Exchange Act, if required;

*

qualification of the shares of our class B common stock to be issued upon redemption under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

*

listing of our class B common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

In the event of an optional redemption, we will send a written notice by first class mail to each holder of record of the preferred stock at such holder's registered address, not fewer than 20 nor more than 90 days prior to the redemption date, stating, among other things, whether the redemption price will be paid in cash or class B common stock, or a combination thereof and, if a combination, specifying the portions payable in cash and class B common stock. In addition, we will (1) publish such information once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, (2) issue a press release containing such information and (3) publish such information on our web site on the World Wide Web.

Because the average closing sale price of our class B common stock will be determined prior to the redemption date, holders of preferred stock bear the market risk that our class B common stock will decline in value between the date the average closing sale price is calculated and the redemption date. In addition, because the number of shares of our class B common stock that you will receive upon any redemption for shares is based on the average closing sale price for a 5 trading day period, the market value of those shares on the date of receipt may be less than the value of those shares based on the average closing sale price.

If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, we shall, with respect to:

*

shares of preferred stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash or class B common stock sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of preferred stock; and

*

shares of preferred stock held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent, cash or class B common stock sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such shares of preferred stock upon surrender of their certificates evidencing their shares of preferred stock.

If on the redemption date DTC and the paying agent hold cash or class B common stock sufficient to pay the redemption price for the shares of preferred stock delivered for redemption in accordance with the terms of the certificate of designations, dividends will cease to accumulate on those shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Payment of the redemption price for the shares of preferred stock is conditioned upon book-entry transfer of or physical delivery of certificates representing the preferred stock, together with necessary endorsements, to the paying agent, or to the paying agent's account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the preferred stock will be made (1) if book-entry transfer of or physical delivery of the preferred stock has been made by or on the redemption date, on the redemption date, or (2) if book-entry transfer of or physical delivery of the preferred stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the preferred stock.

If the redemption date falls after a dividend payment record date and before the related dividend payment date, holders of the shares of preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. The redemption price payable on such redemption date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

In the case of any partial redemption, we will select the shares of preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate.

Our amended and restated certificate of incorporation provides that we may not redeem our class B common stock or other junior stock (as defined in "Description of the Preferred Stock — Ranking") if we have not paid or set apart for payment all accumulated dividends for the current and prior dividend periods in respect of shares that have a right to cumulative dividends.

Change of Control Requires Us to Purchase Shares of Preferred Stock at the Option of the Holder

If a change of control occurs, you will have the right, subject to the terms and conditions of the certificate of designations, to require us to repurchase all of, or any portion of, your shares of preferred stock. We will purchase the preferred stock at a price equal to 100% of the liquidation preference of the preferred stock to be purchased plus any accumulated and unpaid dividends, including liquidated damages, if any, to, but excluding, the change of control purchase date. If the change of control purchase date falls after a record date and on or prior to the corresponding dividend payment date, (1) we will pay the full amount of accumulated and unpaid dividends payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the purchase price payable on the change of control purchase date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. We will be required to purchase the preferred stock as of the date that is not less than 30 nor more than 60 days after we mail notice of the occurrence of such change of control.

We will pay the purchase price of the preferred stock, at our option, in cash, in shares of our class B common stock or any combination thereof. The number of shares of class B common stock a holder will receive will equal the purchase price divided by 95% of the average closing sale prices of the class B common stock for the five trading days immediately preceding and including the third trading day prior to the change of control purchase date. However, we may not pay the purchase price in class B common stock, unless we satisfy certain conditions prior to the change of control purchase date as provided in the certificate of designations including:

*

registration of the shares of the applicable class B common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

*

qualification of the shares of the class B common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

*

listing of the shares of class B common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

If such conditions are not satisfied prior to the close of business on the change of control purchase date, we will pay the purchase price of the preferred stock to you entirely in cash. We may not change the form of consideration to be paid for the preferred stock once we have given the notice that we are required to give the holders of preferred stock, except as described in the first sentence of this paragraph.

If we elect to pay the purchase price in shares of class B common stock, we will notify you of such payment in our notice regarding the change of control. Because the average closing sale price of our class B common stock will be determined prior to the change of control purchase date, holders of preferred stock bear the market risk that our class B common stock will decline in value between the date the average closing sale price is calculated and the purchase date. In addition, because the number of shares of our class B common stock that you will receive is based on the average closing sale price for a five trading day period, the market value of those shares on the date of receipt may be less than the value of those shares based on the average closing sale price.

Within 30 days after the occurrence of a change of control, we are required to give notice (and issue a press release and publish on our web site on the World Wide Web) to all holders of preferred stock, as provided in the certificate of designation, of the occurrence of the change of control and of their resulting purchase right. We must also deliver a copy of our notice to the transfer agent. A "change of control" will be deemed to have occurred at such time after the original issuance of the preferred stock when the following has occurred:

*

any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules l3d-3 and l3d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

*

Freeport-McMoRan consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Freeport-McMoRan, other than:

     *       any transaction (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Freeport-McMoRan's capital stock and (2) pursuant to which holders of

               Freeport-McMoRan's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Freeport-

               McMoRan's capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

      *        any merger solely for the purpose of changing Freeport-McMoRan's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of class B common stock solely into shares of common stock of the surviving entity;

*

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Freeport-McMoRan (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freeport-McMoRan then in office; or

*

Freeport-McMoRan's stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

The definition of change of control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of Freeport-McMoRan's assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of shares of preferred stock to require us to repurchase such shares of preferred stock as a result of a lease, transfer, conveyance or other disposition of less than all of Freeport-McMoRan's assets may be uncertain.

To exercise this right, you must deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the change of control purchase date. The required purchase notice upon a change of control must state:

*

if certificated shares of preferred stock have been issued, the preferred stock certificate numbers, or if not, such information as may be required under applicable DTC procedures;

*

the number of preferred shares to be purchased; and

*

that we are to purchase such preferred stock pursuant to the applicable provisions of the preferred stock and certificate of designations.

You may withdraw any change of control purchase notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the change of control purchase date. The notice of withdrawal must state:

*

the number of the withdrawn shares of preferred stock;

*

if certificated shares of preferred stock have been issued, the preferred stock certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

*

the number, if any, of shares of preferred stock that remain subject to your change of control purchase notice.

A holder must either effect book-entry transfer or deliver the preferred stock to be purchased, together with necessary endorsements, to the office of the transfer agent after delivery of the change of control purchase notice to receive payment of the change of control purchase price. You will receive payment in cash or shares of class B common stock, as applicable, on the later of the change of control purchase date or the time of book-entry transfer or the delivery of the preferred stock. If the transfer agent holds money or securities sufficient to pay the change of control purchase price of the preferred stock on the business day following the change of control purchase date, then, immediately after the change of control purchase date:

*

the shares of preferred stock will cease to be outstanding;

*

dividends will cease to accrue; and

*

all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the preferred stock is made or whether or not the preferred stock is delivered to the transfer agent or DTC.

We will comply with provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase preferred stock at the option of the holders of preferred stock upon a change of control. The change of control purchase feature of the preferred stock may in certain circumstances make more difficult or discourage a takeover of Freeport-McMoRan. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

*

to accumulate shares of class B common stock;

*

to obtain control of Freeport-McMoRan by means of a merger, tender offer, solicitation or otherwise; or

*

by management to adopt a series of anti-takeover provisions.

Instead, the terms of the change of control purchase feature resulted from negotiations between the Initial Purchasers and us.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the preferred stock but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

Our ability to purchase shares of preferred stock upon the occurrence of a change of control is subject to important limitations. Because we are a holding company, our ability to purchase the preferred stock for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. If a change of control were to occur, we may not have sufficient legally available funds to pay the purchase price in cash for all tendered shares of preferred stock. Any future credit agreements or other agreements relating our indebtedness may contain provisions prohibiting the purchase of the preferred stock under certain circumstances, or expressly prohibit our purchase of the preferred stock upon a change of control or may provide that a change of control constitutes an event of default under that agreement. If a change of control occurs at a time when we are prohibited from purchasing shares of preferred stock for cash, we could seek the consent of our lenders to purchase the preferred stock or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the preferred stock, except as described below. The terms of our debt instruments and bank credit facility currently restrict our ability to repurchase shares of preferred stock for cash or for shares of common stock following a change of control.

We will not be required to purchase shares of preferred stock upon the occurrence of a change of control if (1) a third party agrees to purchase the shares of preferred stock upon the occurrence of a change of control in the manner, at the times and otherwise in compliance with the requirements set forth in the certificate of designations applicable to a purchase of shares of preferred stock upon the occurrence of a change of control and (2) the third party purchases the shares of preferred stock on such basis.

Notwithstanding the occurrence of a change of control, we will not be required to purchase shares of preferred stock in the event we have exercised our right to redeem all of the shares of preferred stock under the terms of the section titled "Optional Redemption."

Voting Rights

Unless otherwise determined by our board of directors, holders of shares of preferred stock will not have any voting rights except as described below, as provided in our amended and restated certificate of incorporation or as otherwise required from time to time by law. Whenever (1) dividends on any shares of preferred stock or any other class or series of stock ranking on a parity with the preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) we fail to pay the redemption price on the date shares of preferred stock are called for redemption or the purchase price on the purchase date for shares of preferred stock following a change of control, then, in each case, the holders of shares of preferred stock (voting separately as a class with all other series of other preferred stock on parity with the preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and each subsequent meeting until the redemption price or all dividends accumulated on the preferred stock have been fully paid or set aside for payment. The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors. Each holder of shares of the preferred stock will have one vote for each share of preferred stock held.

So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of preferred stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation. In addition, we will not amend, alter or repeal provisions of our amended and restated certificate of incorporation or of the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, so as to amend, alter or affect any power, preference or special right of the outstanding preferred stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding preferred stock; provided, however, that any increase in the amount of the authorized class B common stock or authorized preferred stock or the creation and issuance of other series of class B common stock or preferred stock ranking on a parity with or junior to the preferred stock as to dividends and upon liquidation will not be deemed to materially and adversely affect such powers, preference or special rights.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior stock, including our class B common stock, but after any distributions on any of our indebtedness. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of preferred stock are entitled, holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of preferred stock and all other parity stock are not paid in full, holders of shares of preferred stock and holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the preferred stock.

Transfer Agent, Paying Agent, Conversion Agent and Registrar

The transfer agent, paying agent, conversion agent and registrar for the preferred stock is Mellon Investor Services LLC.

Book-Entry System

The preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the preferred stock. Owners of beneficial interests in the preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the preferred stock under the global securities or the certificate of designations. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts. eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Exchange of Global Securities

The preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

*

DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

*

we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

DESCRIPTION OF COMMON STOCK

General

As of the date of this prospectus, our certificate of incorporation authorized us to issue up to 423,600,000 shares of class B common stock, par value $0.10 per share, and up to 50,000,000 shares of preferred stock, par value $0.10 per share. As of March 31, 2004, 177,050,488 shares of our class B common stock were outstanding. Our class B common stock is listed on the New York Stock Exchange.

In 2002, we amended our certificate of incorporation to reclassify our class A common stock and class B common stock into a single class designated as class B common stock. As a result, we do not have any class A common stock.

We have outstanding the following three series of preferred stock:

*

Gold-Denominated Preferred Stock, Series II;

*

Silver-Denominated Preferred Stock; and

*

5½% Convertible Perpetual Preferred Stock

For additional information about the terms of our Gold-Denominated Preferred Stock, Series II and our Silver-Denominated Preferred Stock, see Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2002 (filed May 7, 2002) and Notes 6 and 7 to our audited consolidated financial statements for the year ended December 31, 2003 which are incorporated by reference in this prospectus. We redeemed our Gold-Denominated Preferred Stock (Series I) on August 1, 2003 and our Step-Up Convertible Preferred Stock on December 19, 2003.

Voting Rights

Holders of class B common stock, voting together with holders of our outstanding preferred stock, are entitled to elect all of the authorized number of members of our board of directors, excluding those directors that holders of preferred stock have the exclusive right to elect if we fail to make specified dividend payments. Each share of class B common stock and each share of our outstanding preferred stock has one vote. With respect to all other matters submitted to a vote of our shareholders, except as required by law, the holders of the class B common stock vote together as a single class, and record holders of each class have one vote per share.

Dividends

Holders of our class B common stock will share ratably in any cash dividend that may from time to time be declared by our board of directors.

Other Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our class B common stock, the holders of preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of our class B common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Shares of our class B common stock are not redeemable and have no subscription, conversion or preemptive rights. Shares of our class B common stock are freely transferable, except for any restrictions imposed under the Securities Act of 1933 on the common stock issuable upon conversion of the notes and our 8 1/4% Convertible Senior Notes due 2006 and our 7% Convertible Senior Notes due 2011.

Provisions of Our Certificate of Incorporation

Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. You should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

Board of Directors.  Our board of directors has fixed the number of directors at nine, effective May 6, 2004, the date of the company’s annual meeting of stockholders.  We amended our certificate of incorporation in May 2003 to phase out the classified structure of our board under which one of three classes of directors was elected each year to serve three-year staggered terms, and provide instead for the annual election of directors beginning with the class of directors standing for election at our 2004 annual meeting of stockholders. This amendment, however, did not shorten the terms of our directors then serving three-year terms, including those elected at our 2003 annual meeting of stockholders. The new one-year term will apply to the nominees standing for election at our 2004 annual meeting, to all other directors as their current terms expire, and to any directors appointed to fill any future vacancies on the board.

Supermajority Voting/Fair Price Requirements.  Our certificate of incorporation provides that the approval of the holders of two-thirds of our outstanding common stock is required for:

*

any merger or consolidation of our company or any of our subsidiaries with or into any person or entity, or an affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 20 percent or more of our common stock or any class of our common stock (an "interested party");

*

any merger or consolidation of an interested party with or into our company or any of our subsidiaries;

*

any sale, lease, mortgage, pledge or other disposition of more than 10 percent of the fair market value of the assets of our company or any of our subsidiaries in one or more transactions involving an interested party;

*

the adoption of any plan or proposal for liquidation or dissolution of our company proposed by or on behalf of any interested party;

*

the issuance or transfer by our company or any of our subsidiaries of securities having a fair market value of $10.0 million or more to any interested party; or

*

any recapitalization, reclassification, merger or consolidation of our company or any of our subsidiaries that would increase an interested party's voting power in our company or any of our subsidiaries.

However, the two-thirds voting requirement is not applicable if:

*

our board approves the transaction, or approves the acquisition of the common stock that caused the interested person to become an interested person, and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party;

*

the transaction is solely between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries; or

*

the transaction is a merger or consolidation and the consideration to be received by our common stockholders is at least as high as the highest price per share paid by the interested party for our common stock on the date the common stock was last acquired by the interested party or during a period of two years prior.

Supermajority Voting/Amendments to Certificate of Incorporation.  The affirmative vote of at least two-thirds of our company's outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the fair price requirements described above or our classified board of directors with staggered three-year terms.

Removal of Directors; Filling Vacancies on Board of Directors.  Directors may be removed, with cause, by the vote of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously elected the director creating the vacancy, or by the vote of the majority of the remaining directors. The board may increase the number of directors and fill the newly created directorships.

Rights Agreement

Our Rights Agreement is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with our board rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under our Rights Agreement, each outstanding share of class B common stock includes an associated preferred stock purchase right. If the rights become exercisable, each right will entitle its holder to purchase one one-hundredth (1/100) of a share of our series A participating cumulative preferred stock at an exercise price of $60 per unit, subject to adjustment. The rights trade with all outstanding shares of our class B common stock. The rights will separate from our class B common stock and become exercisable upon the earlier of:

*

the tenth day following a public announcement that a person or group of affiliated or associated persons (other than Rio Tinto Indonesia Limited and its affiliates or associates) has acquired beneficial ownership of 20 percent or more of our outstanding common stock, or 20 percent or more of our class B common stock (an "acquiring person"); or

*

the tenth business day, or any later date as determined by our board prior to the time that any person or group becomes an acquiring person, following the commencement of or announcement of an intention to make a tender offer or exchange offer that, if consummated, would result in the person or group becoming an acquiring person.

Term of Rights.  The rights will expire on May 16, 2010, unless we extend this date or redeem or exchange the rights as described below.

Exercise After Someone Becomes An Acquiring Person.  After any person or group becomes an acquiring person, each holder of a right will be entitled to receive upon exercise that number of shares of our class B common stock having a market value of two times the exercise price of the right. However, this right will not apply to an acquiring person, whose rights will be void.

Upon the occurrence of certain events after someone becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a market value equal to two times the exercise price of the right. These rights will arise only if after a person or group becomes an acquiring person:

*

we are acquired in a merger or other business combination; or

*

we sell or otherwise transfer 50 percent or more of our assets or earning power.

Adjustment.  The exercise price, the number of rights outstanding, and the number of preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. We will not issue fractional preferred stock shares. Instead, we will make a cash adjustment based on the market price of the preferred stock prior to the date of exercise.

Rights, Preferences, and Limitations of Rights.  Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will entitle the holder to receive a preferential quarterly dividend payment of the greater of $1.00 or 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of each share of our preferred stock will be entitled to a preferential liquidation payment of the greater of $0.10 per share or 100 times the payment made per share of our common stock. Each share of our preferred stock will entitle the holder to 100 votes and will vote together with our class B common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of our preferred stock will entitle the holder to receive 100 times the amount received per share of class B common stock. These rights are protected by customary antidilution provisions. Because of the nature of our preferred stock's dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of preferred stock should approximate the value of one share of our class B common stock.

Exchange and Redemption.  After a person or group becomes an acquiring person, we may exchange the rights, in whole or in part, at an exchange ratio, subject to adjustment, of one share of our class B common stock, or one one-hundredth of a share of preferred stock, per right. We generally may not make an exchange after any person or group becomes the beneficial owner of 50 percent or more of our class B common stock.

We may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment, at any time prior to any person or group becoming an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Once redeemed, the rights will terminate immediately and the only right of the rights holders will be to receive the cash redemption price.

Amendments.  We may amend the terms of the rights without the consent of the rights holders, including an amendment to lower the thresholds described above. However, after any person or group becomes an acquiring person, we may not amend the terms of the rights in any way that adversely affects the interests of the rights holders.

DIVIDEND POLICY

In December 1998, in response to low commodity market prices for copper and gold, our board of directors authorized the elimination of the regular quarterly cash dividend on our common stock. In February 2003, our board of directors authorized a cash dividend policy for our common stock with quarterly dividends of $0.09 per share being paid on May 1, August 1 and November 1, 2003. In October 2003, our board authorized a new dividend policy providing for an annual cash dividend of $0.80 per share to be payable quarterly ($0.20 per quarter). We paid the initial $0.20 per share quarterly dividend on February 2, 2004.

The declaration and payment of dividends is at the discretion of our board of directors and has and will continue to depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the board. In addition, payment of dividends on our common stock is subject to limitations in our 10 1/8% senior notes due 2010 and our  6 7/8% senior notes due 2014. Pursuant to the limitations in our 10 1/8% senior notes, the amount available to us as of December 31, 2003 for the payment of dividends on our common stock was approximately $525 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of purchasing, owning and disposing of the preferred stock, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to acquire the preferred stock. The discussion applies to you only if you are a United States holder (as defined below) and only if you hold the preferred stock as a capital asset for federal income tax purposes. It does not address special classes of holders, such as:

*

certain financial institutions;

*

insurance companies;

*

dealers and traders in securities or foreign currencies;

*

persons holding preferred stock as part of a short sale, wash sale, straddle or conversion transaction;

*

persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

*

partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

*

tax-exempt organizations.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. Please consult your own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of shares of the preferred stock in your particular circumstances.

As used herein, the term "United States Holder" means a beneficial owner of a share of the preferred stock that is, for United States federal income tax purposes:

*

a citizen or resident of the United States;

*

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

*

an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

The term "United States Holder" also includes certain former citizens and residents of the United States.

Taxation of Distributions

Distributions paid on the preferred stock will be treated as dividends to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current or accumulated earning and profits will be treated first as a tax free return of capital to the extent of your basis in the preferred stock and then as capital gain. Distributions on the preferred stock will be taxable when received by you.

Provided certain holding period requirements are satisfied, non-corporate United States Holders will generally be subject to U.S. federal income tax at a maximum rate of 15% on distributions treated as dividends.

Distributions taxable as dividends received by corporate United States Holders will be eligible for the 70% dividends received deduction, subject to various limitations. The benefits of the dividends received deduction to a corporate United States Holder may, in effect, be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate United States Holders' taxable income, holding period of the preferred stock, debt financing and the so-called "extraordinary dividend" provision of Section 1059 of the Code. The dividends received deduction is not a deduction for purposes of the computation of the adjusted current earnings for alternative minimum tax purposes.

Constructive Dividends

Any increase to the conversion rate of the preferred stock may, depending on the circumstances, be deemed to be a distribution to you. Any deemed distribution will be taxed in the same manner as an actual distribution. See "Taxation of Distributions" above.

Conversion into Common Stock

Your conversion of the preferred stock into our common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share).

Your tax basis in common stock received upon a conversion of your preferred stock will be the same as your basis in your preferred stock at the time of conversion, reduced by any basis allocated to a fractional share. Your holding period for the common stock received will include your holding period for your converted preferred stock.

Redemption for Cash

You will generally recognize capital gain or loss on the redemption of your preferred stock for cash provided that the redemption meets at least one of the following requirements as determined under federal income tax principles:

*

the redemption is not essentially equivalent to a dividend;

*

the redemption results in a complete termination of your interest in our stock (preferred and common); or

*

the redemption is substantially disproportionate with respect to you.

In determining whether any of the above requirements applies, shares considered to be owned by you by reason of certain attribution rules must be taken into account. A redemption is not essentially equivalent to a dividend if the redemption results in a "meaningful reduction" in the shareholders' proportionate interest in the corporation. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any of our common stock to satisfy any of the above requirements, including the requirements that there be a meaningful reduction in the holder's proportionate interest in us.

If the redemption satisfies any of the above requirements, such capital gain or loss will be equal to the difference between the amount of cash received by you and your tax basis in your redeemed preferred stock. The capital gain or loss will be long-term if the holding period for the preferred stock is more than one year.

If the redemption does not satisfy any of the above requirements, then the entire amount received (without offset for your tax basis in your preferred stock redeemed) will be treated as a distribution taxable as described in "Taxation of Distributions" above. In such case, your tax basis in your redeemed preferred stock will be allocated to your remaining stock, if any. Prospective investors should consult their own tax advisors as to the U.S. federal income tax consequences of a redemption of the preferred stock.

Redemption Solely for Common Stock

You will not recognize gain or loss on our redemption of your preferred stock solely for our common stock (except that you may recognize dividend income to the extent that a portion of our common stock is determined to constitute a payment in respect of dividends in arrears on your preferred stock). The tax basis of the common stock received will equal the tax basis of the preferred stock redeemed, and the holding period for the common stock received will include the holding period of the preferred stock redeemed (except that the portion, if any, of common stock received that constitutes a payment in respect of dividends in arrears will have a tax basis equal to its fair market value at the time of the redemption and a new holding period commencing on the day following the redemption).

Redemption for a Combination of Cash and Common Stock

Upon redemption of the preferred stock for a combination of cash and our common stock, you will recognize gain, but not loss, equal to the lesser of (1) the excess of the fair market value of our common stock plus the cash received in redemption of the preferred stock over your adjusted tax basis in your preferred stock redeemed and (2) the amount of cash received in the redemption. Notwithstanding the previous sentence, any shares of common stock that are determined to constitute a payment in respect of dividends in arrears on the preferred stock will be taxable as dividend income. Except as described below, the gain recognized upon such redemption will be capital gain and will be long-term if the holding period for your preferred stock redeemed is more than one year. Your basis for our common stock received will equal your basis in your preferred stock redeemed plus any gain recognized and minus the cash received. Your holding period for the common stock will include your holding period in the preferred stock redeemed.

If the redemption has the effect of the distribution of a dividend, then the gain recognized upon the redemption, as determined above, will be treated as a dividend to the extent of your ratable share of our earnings and profits. The remainder of the gain will be a capital gain and will be long-term if the holding period for your preferred stock redeemed is more than one year. For purposes of determining whether your gain will be treated as a dividend, stock (including our common stock) owned by you actually and constructively through attribution rules, will be taken into account.

Other Sales and Dispositions

Except as set forth above, gain or loss you realize on the sale or other disposition of shares of the preferred stock will be capital gain or loss, and will be long-term capital gain or loss if you held the shares for more than one year. The amount of your gain or loss will be equal to the difference between your tax basis in the shares of the preferred stock disposed of and the amount realized on the disposition.

Information Reporting and Backup Withholding

Payment of dividends and sales or redemption proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (1) you are a corporation or other exempt recipient or (2) in the case of backup withholding, you provide a correct taxpayer identification number and certify that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

We originally issued the preferred stock in a private placement in March 2004.  The preferred stock was resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.  The preferred stock and the shares of our common stock issuable upon conversion of the preferred stock that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.  The following table sets forth certain information known to us as of the date of this prospectus concerning the shares of preferred stock beneficially owned by each selling securityholder and the number of shares of our common stock issuable upon conversion of the preferred stock that may be offered from time to time pursuant to this prospectus.

The number of shares of our common stock shown in the table below assumes conversion of all of the shares of the preferred stock held by such holder at the initial conversion rate of 18.8019 shares of common stock per share of the preferred stock.  This conversion rate is subject to certain adjustments.  Accordingly, the shares of our common stock issuable upon conversion of the preferred stock may increase or decrease from time to time.  Under the terms of the certificate of designations, fractional shares will not be issued upon conversion of the preferred stock; rather, cash will be paid in lieu of any fractional shares.  As of March 31, 2004, we had 177,050,488 shares of our common stock outstanding.

Name	Number of Shares of Preferred Stock Beneficially Owned That May Be Sold	Percentage of Preferred Stock Outstanding*	Number of Shares of Underlying Common Stock That May Be Sold

Acuity Master Fund, Ltd.	2,800	**	52,645
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	4,930	**	92,693
Argent Classic Convertible Arbitrage Fund L. P.	1,340	**	25,194
Argent Classic Convertible Arbitrage Fund II, L. P.	230	**	4,324
Argent LowLev Convertible Arbitrage Fund LLC	560	**	10,529
Argent LowLev Convertible Arbitrage Fund II, LLC	90	**	1,692
Argent LowLev Convertible Arbitrage Fund Ltd.	2,850	**	53,585
Class C Trading Company, Ltd.	270	**	5,076
Convertible Securities Fund	80	**	1,504
Custom Investments PCC, Ltd.	70	**	1,316
DKR Saturn Event Driven Holding Fund Ltd.	4,000	**	75,207
DKR Saturn Holding Fund Ltd.	4,000	**	75,207
HFR CA Global Select Master Trust Account	160	**	3,008
JMG Capital Partners, L.P.	8,750	**	164,516
JMG Triton Offshore Fund, LTD.	8,750	**	164,516
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	550	**	10,341
Nations Convertible Securities Fund	14,830	1.35%	278,832
Oppenheimer Convertible Securities Fund	4,500	**	84,608
Silver Convertible Arbitrage Fund, LDC	270	**	5,076
UBS AG London Branch	100	**	1,880
Xavex Convertible Arbitrage 2 Fund	180	**	3,384
Xavex Convertible Arbitrage 10 Fund	500	**	9,400

Total	59,810	5.44%	1,124,533

____________

*

Based on 1,100,000 shares of the preferred stock outstanding.

**

Less than 1%

None of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

The preceding table has been prepared based upon the information known to us as of the date of this prospectus.  Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.  We cannot give an estimate as to the number of shares of the preferred stock or common stock issuable upon conversion of the preferred stock that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their preferred stock or shares of common stock issuable upon conversion of the preferred stock pursuant to the offering contemplated by this prospectus.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the preferred stock and our common stock into which the preferred stock is convertible directly to purchasers or through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The preferred stock and common stock issuable upon conversion of the preferred stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

*   on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the preferred stock or our common stock may be listed or quoted at the time of sale;

*    in the over-the-counter market;

*    otherwise than on these exchanges or systems or in the over-the-counter market;

*    through the writing of options, whether the options are listed on an options exchange or otherwise; or

*     through the settlement of short sales.

In connection with the sale of the preferred stock and common stock issuable upon conversion of the preferred stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the preferred stock or common stock in the course of hedging the positions they assume. The selling securityholders also may sell the preferred stock or common stock issuable upon conversion of the preferred stock, short and deliver these securities to close out their short positions, or loan or pledge the preferred stock or common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the preferred stock or common stock offered by them will be the purchase price of the preferred stock or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of preferred stock or common stock to be made directly or through agents. We will not receive any of the proceeds from the sales by selling securityholders.

Our common stock is traded on the New York Stock Exchange under the symbol “FCX.”  The preferred stock sold pursuant to this prospectus is eligible for trading on the PORTAL market. We do not intend to list the preferred stock for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the preferred stock.

In order to comply with the securities laws of some states, if applicable, the preferred stock  and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the preferred stock and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the preferred stock and common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. A selling securityholder may not sell any preferred stock or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific preferred stock or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the preferred stock to register their preferred stock and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the preferred stock and our common stock, including liabilities under the Securities Act of 1933.

We have agreed to pay all fees and expenses incurred in connection with registering the preferred stock and the common stock, including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses with respect to filings required to be made with the National Association of Securities Dealers, Inc. and of compliance with federal and state securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the holders in connection with blue sky qualifications of the registrable securities under the laws of such jurisdictions as the holders of a majority of the registrable securities being sold pursuant to a registration statement may designate), (ii) printing expenses (including, without limitation, expenses of printing certificates for registrable securities in a form eligible for deposit with The Depository Trust Company), (iii) duplication expenses relating to copies of any registration statement or prospectus delivered to any holders hereunder, (iv) fees and disbursements of counsel for us and the fees and disbursements of one counsel for the holders in connection with the shelf registration statement, (v) fees and disbursements of the transfer agent, paying agent, conversion agent and registrar and (vi) Securities Act liability insurance obtained by us in our sole discretion. In addition, we shall pay our internal expenses (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing by us of the registrable securities on any securities exchange on which similar securities of ours are then listed and the fees and expenses of any person, including special experts, retained by us.

Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of: (1) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all of the securities registered thereunder or (2)the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2001 and for the year ended December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto contained in our annual report on Form 10-K for the year ended December 31, 2003, and are incorporated by reference in this prospectus on the authority of Arthur Andersen LLP as experts in giving that report. Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus.

In July 2002, our board of directors, at the recommendation of our audit committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen LLP, which served as our independent auditors since 1988. The decision to change auditors was not the result of any disagreement between Arthur Andersen and us on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

RESERVES

The information regarding our reserves as of December 31, 2003 that is either included in this prospectus or incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 has been reviewed and verified by Independent Mining Consultants, Inc. This reserve information has been included in this prospectus and incorporated by reference herein in reliance upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

Rather than include in this prospectus certain information that has been included in reports filed with the SEC, we are incorporating such information by reference, which means that we may disclose important information to you by referring to those publicly filed documents containing the information. The information that we incorporate by reference is considered to be part of this prospectus and information that we file with the SEC after the date of this prospectus and before the termination of the offering of the preferred stock will automatically update and supersede the information in this prospectus. It is, therefore, important that you access and review the information that we incorporate by reference.

We incorporate by reference the documents that we have filed with the SEC listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities offered under this prospectus are sold:

*

our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (filed March 10, 2004);

*

our Definitive Proxy Statement, dated March 24, 2004, with respect to our 2004 Annual Meeting of Stockholders to be held on May 6, 2004; and

 *

our Current Reports on Form 8-K dated January 7, 2004, January 20, 2004, January 27, 2004, January 29, 2004 and February 3, 2004, two dated March 22, 2004, March 25, 2004, and two dated March 30, 2004 (one of which was filed March 31, 2004).

All of these documents are available from the SEC as described under the caption "Where You Can Find More Information." In addition, at your request, we will provide you with a free copy of any of these filings (except for exhibits, unless we specifically incorporate them by reference into this prospectus). You may request copies by writing or telephoning us at:

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

You should rely only on information that we incorporate by reference or provide in this prospectus. We have not authorized anyone else to provide you with different information.

1,100,000 Shares

Freeport-McMoRan Copper & Gold Inc.

5½% Convertible Perpetual Preferred Stock and the

Common Stock Issuable Upon Conversion of the

5½% Convertible Perpetual Preferred Stock

Prospectus

          , 2004

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The estimated fees and expenses payable by us in connection with the offering described in this registration statement are as follows:

SEC Registration Fee	$139,370
Printing Costs	5,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	20,000
Transfer Agent Fees and Expenses	5,000
Miscellaneous	10,630
Total	$200,000

Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent.  Article VIII of our certificate of incorporation and Article XXV of our by-laws provides that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware.  The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys’ fees, judgments, fines and amounts paid in settlement.  The rights conferred by Article VIII of our certificate of incorporation and Article XXV of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article VIII of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their  fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits.

Exhibit

Number

Description

2.1

Agreement, dated as of May 2, 1995, by and between Freeport-McMoRan Inc. (FTX) and FCX and The RTZ Corporation PLC, RTZ Indonesia Limited, and RTZ America, Inc. (the Rio Tinto Agreement).  Incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-3 of FCX filed November 5, 2001 (the FCX November 5, 2001 Form S-3).

2.2	Amendment dated May 31, 1995, to the Rio Tinto Agreement. Incorporated by reference to Exhibit 2.2 to the FCX November 5, 2001 Form S-3.

2.3	Distribution Agreement dated as of July 5, 1995, between FTX and FCX. Incorporated by reference to Exhibit 2.3 to the FCX November 5, 2001 Form S-3.

4.1	Certificate of Designations of 5½% Convertible Perpetual Preferred Stock, dated March 30, 2004. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated March 30, 2004.

4.2

Registration Rights Agreement, by and between FCX and Merrill Lynch, Pierce, Fenner & Smith and Morgan Stanley & Co. Incorporated, dated as of March 30, 2004.  Incorporated by reference to Exhibit 4.16 to the Registration Statement on Form S-4 of FCX filed April 5, 2004 (the FCX April 5, 2004 Form S-4).

4.3

Deposit Agreement dated as of January 15, 1994, among FCX, Mellon, as Depositary, and holders of depositary receipts (Gold-Denominated II Depositary Receipts) evidencing certain Depositary Shares, each of which, in turn, represented 0.05 shares of Gold-Denominated Preferred Stock II.  Incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q of FCX for the quarter ended June 30, 2002 (the FCX 2002 Second Quarter Form 10-Q).

4.4	Form of Gold-Denominated II Depositary Receipt. Incorporated by reference to Exhibit 4.6 to the FCX 2002 Second Quarter Form 10-Q.

4.5

Deposit Agreement dated as of July 25, 1994, among FCX, Mellon, as Depositary, and holders of depositary receipts (Silver-Denominated Depositary Receipts) evidencing certain Depositary Shares, each of which, in turn, initially represented 0.025 shares of Silver-Denominated Preferred Stock. Incorporated by reference to Exhibit 4.7 to the FCX 2002 Second Quarter Form 10-Q.

4.6	Form of Silver-Denominated Depositary Receipt. Incorporated by reference to Exhibit 4.8 to the FCX 2002 Second Quarter Form 10-Q.

4.7

Amended and Restated Credit Agreement dated as of September 30, 2003, but effective as of October 2, 2003, among FCX, PT Freeport Indonesia, the several financial institutions that are parties thereto, U.S. Bank Trust National Association, as PT Freeport Indonesia Trustee, J.P. Morgan Securities Inc., as Arranger, and JPMorgan Chase Manhattan Bank as Administrative Agent, Issuing Bank, Security Agent, JAA Security Agent and Documentation Agent.  Incorporated by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q of FCX for the quarter ended September 30, 2003.

4.8

Indenture dated as of August 7, 2001, from FCX and FCX Investment Ltd. to The Bank of New York, as trustee with respect to the 8 ¼% Convertible Senior Notes due 2006.  Incorporated by reference to Exhibit 4.1 to the FCX November 5, 2001 Form S-3.

4.9

Collateral Pledge and Security Agreement dated as of August 7, 2001, by and among FCX Investment Ltd., as pledgor, The Bank of New York, as trustee, and The Bank of New York, as collateral agent.  Incorporated by reference to Exhibit 4.3 to the FCX November 5, 2001 Form S-3.

4.10	Senior Indenture dated as of November 15, 1996, from FCX to The Chase Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.4 to the FCX November 5, 2001 Form S-3.

4.11

First Supplemental Indenture dated as of November 18, 1996, from FCX to The Chase Manhattan Bank, as Trustee, providing for the issuance of the Senior Notes and supplementing the Senior Indenture dated November 15, 1996, from FCX to such Trustee, providing for the issuance of the 7.50% Senior Notes due 2006 and the 7.20% Senior Notes due 2026.  Incorporated by reference to Exhibit 4.5 to the FCX November 5, 2001 Form S-3.

4.12

Indenture dated as of January 29, 2003, from FCX to The Bank of New York, as Trustee, with respect to the 10 ⅛% Senior Notes due 2010.  Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated February 6, 2003.

4.13

Indenture dated as of February 11, 2003, from FCX to The Bank of New York, as Trustee, with respect to the 7% Convertible Senior Notes due 2011.  Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated February 11, 2003.

4.14

Indenture dated as of February 3, 2004, from FCX to The Bank of  New York, as Trustee, with respect to the 6 ⅞% Senior Notes due 2014.  Incorporated by reference to Exhibit 4.12 to the Annual Report of FCX on Form 10-K for the year ended December 31, 2003 (the FCX 2003 Form 10-K).

4.15

Registration Rights Agreement dated as of February 3, 2004, by and between FCX, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Banc One Capital Markets, Inc., Hibernia Southcoast Capital, Inc., HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc.  Incorporated by reference to Exhibit 4.13 to the FCX 2003 Form 10-K.

4.16

Rights Agreement dated as of May 3, 2000, between FCX and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.  Incorporated by reference to Exhibit 4.26 to the Quarterly Report on Form 10-Q of FCX for the quarter ended March 31, 2000.

4.17	Amendment No. 1 to Rights Agreement dated as of February 26, 2002, between FCX and Mellon Investor Services. Incorporated by reference to Exhibit 4.16 to the FCX 2002 First Quarter Form 10-Q.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. concerning the validity of the 5½% Convertible Perpetual Preferred Stock.

12.1	FCX Computation of Ratio of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12.1 to the FCX 2003 Form 10-K.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Certified resolution of the Board of Directors of FCX authorizing this registration statement to be signed on behalf of any officer or director pursuant to a Power of Attorney.

24.2	Powers of Attorney pursuant to which this registration statement has been signed on behalf of certain officers and directors of FCX.

Item 17.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value would not exceed that which was registered) any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)

that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on April 13, 2004.

Freeport-McMoRan Copper & Gold Inc.

                         By: /s/ Richard C. Adkerson

Richard C. Adkerson

President and

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2004.

Signature		Title

*		Chairman of the Board
James R. Moffett

*		Vice Chairman of the Board
B. M. Rankin, Jr.

/s/ Richard C. Adkerson		President and Chief Executive Officer
Richard C. Adkerson		(Principal Executive Officer)

*		Senior Vice President, Chief Financial Officer and Treasurer
Kathleen L. Quirk		(Principal Financial Officer)

*		Vice President and Controller - Financial Reporting
C. Donald Whitmire, Jr.		(Principal Accounting Officer)

*		Director
Robert J. Allison, Jr.

R. Leigh Clifford		Director

*		Director
Robert A. Day

*		Director
Gerald J. Ford

*		Director
H. Devon Graham, Jr.

Director
Oscar Y. L. Groeneveld

*		Director
J. Bennett Johnston

*		Director
Bobby Lee Lackey

*		Director
J. Taylor Wharton

By:	/s/ Richard C. Adkerson
Richard C. Adkerson
Attorney-in-fact

EXHIBIT INDEX

Exhibit

Number

Description

2.1

Agreement, dated as of May 2, 1995, by and between Freeport-McMoRan Inc. (FTX) and FCX and The RTZ Corporation PLC, RTZ Indonesia Limited, and RTZ America, Inc. (the Rio Tinto Agreement).  Incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-3 of FCX filed November 5, 2001 (the FCX November 5, 2001 Form S-3).

2.2	Amendment dated May 31, 1995, to the Rio Tinto Agreement. Incorporated by reference to Exhibit 2.2 to the FCX November 5, 2001 Form S-3.

2.3	Distribution Agreement dated as of July 5, 1995, between FTX and FCX. Incorporated by reference to Exhibit 2.3 to the FCX November 5, 2001 Form S-3.

4.1	Certificate of Designations of 5½% Convertible Perpetual Preferred Stock, dated March 30, 2004. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated March 30, 2004.

4.2

Registration Rights Agreement, by and between FCX and Merrill Lynch, Pierce, Fenner & Smith and Morgan Stanley & Co. Incorporated, dated as of March 30, 2004.  Incorporated by reference to Exhibit 4.16 to the Registration Statement on Form S-4 of FCX filed April 5, 2004 (the FCX April 5, 2004 Form S-4).

4.3

Deposit Agreement dated as of January 15, 1994, among FCX, Mellon, as Depositary, and holders of depositary receipts (Gold-Denominated II Depositary Receipts) evidencing certain Depositary Shares, each of which, in turn, represented 0.05 shares of Gold-Denominated Preferred Stock II.  Incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q of FCX for the quarter ended June 30, 2002 (the FCX 2002 Second Quarter Form 10-Q).

4.4	Form of Gold-Denominated II Depositary Receipt. Incorporated by reference to Exhibit 4.6 to the FCX 2002 Second Quarter Form 10-Q.

4.5

Deposit Agreement dated as of July 25, 1994, among FCX, Mellon, as Depositary, and holders of depositary receipts (Silver-Denominated Depositary Receipts) evidencing certain Depositary Shares, each of which, in turn, initially represented 0.025 shares of Silver-Denominated Preferred Stock.  Incorporated by reference to Exhibit 4.7 to the FCX 2002 Second Quarter Form 10-Q.

4.6	Form of Silver-Denominated Depositary Receipt. Incorporated by reference to Exhibit 4.8 to the FCX 2002 Second Quarter Form 10-Q.

4.7

Amended and Restated Credit Agreement dated as of September 30, 2003, but effective as of October 2, 2003, among FCX, PT Freeport Indonesia, the several financial institutions that are parties thereto, U.S. Bank Trust National Association, as PT Freeport Indonesia Trustee, J.P. Morgan Securities Inc., as Arranger, and JPMorgan Chase Manhattan Bank as Administrative Agent, Issuing Bank, Security Agent, JAA Security Agent and Documentation Agent.  Incorporated by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q of FCX for the quarter ended September 30, 2003.

4.8

Indenture dated as of August 7, 2001, from FCX and FCX Investment Ltd. to The Bank of New York, as trustee with respect to the 8 ¼% Convertible Senior Notes due 2006.  Incorporated by reference to Exhibit 4.1 to the FCX November 5, 2001 Form S-3.

4.9

Collateral Pledge and Security Agreement dated as of August 7, 2001, by and among FCX Investment Ltd., as pledgor, The Bank of New York, as trustee, and The Bank of New York, as collateral agent.  Incorporated by reference to Exhibit 4.3 to the FCX November 5, 2001 Form

S-3.

4.10	Senior Indenture dated as of November 15, 1996, from FCX to The Chase Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.4 to the FCX November 5, 2001 Form S-3.

4.11

First Supplemental Indenture dated as of November 18, 1996, from FCX to The Chase Manhattan Bank, as Trustee, providing for the issuance of the Senior Notes and supplementing the Senior Indenture dated November 15, 1996, from FCX to such Trustee, providing for the issuance of the 7.50% Senior Notes due 2006 and the 7.20% Senior Notes due 2026.  Incorporated by reference to Exhibit 4.5 to the FCX November 5, 2001 Form S-3.

4.12

Indenture dated as of January 29, 2003, from FCX to The Bank of New York, as Trustee, with respect to the 10 ⅛% Senior Notes due 2010.  Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated February 6, 2003.

4.13

Indenture dated as of February 11, 2003, from FCX to The Bank of New York, as Trustee, with respect to the 7% Convertible Senior Notes due 2011.  Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FCX dated February 11, 2003.

4.14

Indenture dated as of February 3, 2004, from FCX to The Bank of  New York, as Trustee, with respect to the 6 ⅞% Senior Notes due 2014.  Incorporated by reference to Exhibit 4.12 to the Annual Report of FCX on Form 10-K for the year ended December 31, 2003 (the FCX 2003 Form 10-K).

4.15

Registration Rights Agreement dated as of February 3, 2004, by and between FCX, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Banc One Capital Markets, Inc., Hibernia Southcoast Capital, Inc., HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc.  Incorporated by reference to Exhibit 4.13 to the FCX 2003 Form 10-K.

4.16

Rights Agreement dated as of May 3, 2000, between FCX and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.  Incorporated by reference to Exhibit 4.26 to the Quarterly Report on Form 10-Q of FCX for the quarter ended March 31, 2000.

4.17	Amendment No. 1 to Rights Agreement dated as of February 26, 2002, between FCX and Mellon Investor Services. Incorporated by reference to Exhibit 4.16 to the FCX 2002 First Quarter Form 10-Q.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. concerning the validity of the 5½% Convertible Perpetual Preferred Stock.

12.1	FCX Computation of Ratio of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12.1 to the FCX 2003 Form 10-K.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Certified resolution of the Board of Directors of FCX authorizing this registration statement to be signed on behalf of any officer or director pursuant to a Power of Attorney.

24.2	Powers of Attorney pursuant to which this registration statement has been signed on behalf of certain officers and directors of FCX.